Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

July 20, 2021

CONTACT:

Ken Rogozinski

Chief Executive Officer

402-952-1235

America First Multifamily Investors, L.P. Schedules Second Quarter

2021 Earnings Conference Call for Thursday, August 5, 2021 at

4:30 p.m. Eastern Time

Omaha, Nebraska –July 20, 2021 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) announced today that it will host a conference call for investors on Wednesday, August 5, 2021 at 4:30 p.m. Eastern Time to discuss the Partnership’s Second Quarter 2021 results.

Participants can access the Second Quarter 2021 Earnings Conference call in one of two ways:

•

Participants can register for access to the live broadcast in listen-only mode using the following link: https://edge.media-server.com/mmc/p/aoe2ehhj for registration on Wednesday, August 5, 2021, approximately 30 minutes prior to the start of the earnings call, or

•

Participants wanting to ask questions may dial toll free (800) 773-2954, (International Participants may dial (847) 413-3731), using Conference ID# 50201366. To ensure a timely connection, please place your call at least 15 minutes prior to the start of the earnings call.  At the conclusion of management’s presentation, the operator will open the lines for questions.

Following completion of the earnings call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.